FOR IMMEDIATE RELEASE

Date:	January 21, 2014
Contacts:	Kevin McPhaill, President/COO, or Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – January 21, 2014 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the year ended December 31, 2013. Sierra Bancorp recognized net income of $13.369 million for the year in 2013, an improvement of $5.184 million, or 63%, relative to net income in 2012. The increase over the prior year is primarily the result of a lower loan loss provision and lower net costs associated with foreclosed assets, as well as some non-recurring items that favorably impacted non-interest income. These favorable variances were partially offset by lower net interest income resulting from net interest margin compression, a reduction in investment gains, and higher compensation expense. The Company’s return on average assets was 0.96% in 2013, up from 0.59% in 2012. The Company’s return on average equity also increased to 7.56% in 2013 from 4.74% in 2012, and diluted earnings per share increased to $0.94 in 2013 from $0.58 in 2012. For the fourth quarter of 2013 Sierra Bancorp had net income of $3.869 million, an annualized return on average equity of 8.53%, and a return on average assets of 1.10%.

Total assets were down $28 million, or 2%, in 2013, due to net contraction of $77 million in gross loan balances and a reduction in foreclosed assets, partially offset by growth in investment securities, balances due from the Federal Reserve Bank, and cash. Loan volume was primarily impacted by a $97 million drop in mortgage warehouse loans resulting from lower credit line utilization, although the Company did experience considerable growth in commercial real estate loans and agricultural loans. A $16 million reduction in nonperforming loans also contributed to the decline in gross loans, and total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by over $27 million, or 37%, during 2013. Total deposits were unchanged at the end of 2013 relative to the beginning of the year, since a $42 million increase in core non-maturity deposits was offset by the maturity of a $5 million brokered time deposit and a drop of $37 million in other time deposits. Non-deposit borrowings were reduced by $37 million during 2013.

“It’s gratifying to see our relentless efforts to improve credit quality finally reflected in our financial results in 2013. That work will continue, and we will hopefully see even more progress with regard to asset quality and credit costs in the periods to come,” commented James C. Holly, Chief Executive Officer. “With asset quality and credit costs trending in the right direction, we have adopted a more proactive posture with regard to our future potential. The year ahead will be a pivotal transition period for the Company, with significant plans including the previously announced senior management succession, the replacement of our core banking solution and customer-facing technology, a strategic corporate rebranding project, and a revitalized focus on loan growth,” he explained. “Those initiatives could increase our cost infrastructure and offset some of the favorable impact of declining credit costs in the near term, but should position us to flourish in the years to come,” Holly concluded.

Financial Highlights

Net income increased by $1.771 million, or 84%, for the fourth quarter of 2013 relative to the fourth quarter of 2012, and by $5.184 million, or 63%, for the year in 2013 relative to 2012. Net interest income increased slightly for the comparative quarters, but was down $2.017 million, or 4%, for the comparative annual periods. The small increase for the quarter is due to a non-recurring boost from $97,000 in loan prepayment fees received during the fourth quarter of 2013, and net interest recoveries in 2013 relative to net interest reversals in 2012. Our net interest margin increased by 6 basis points for the comparative quarters, although average interest-earning assets were down $13 million. For the comparative annual periods, the reduced level of net interest income is due to a 20 basis point drop in our net interest margin, partially offset by the impact of a $13 million increase in average interest-earning assets resulting from growth in the average balance of loans outstanding. Negative factors affecting the Company’s net interest margin in 2013 include a shift from higher yielding loan categories to lower-yielding loan types, and lower loan yields across the board resulting from intense competition for quality loans. However, those negatives were partially mitigated by a relatively large increase in the average balance of non-interest bearing demand deposits, a shift in average interest-bearing liabilities from higher-cost borrowed money and time deposits into lower-cost deposit categories, and a slight drop in deposit rates. As noted previously, the variance in the Company’s net interest margin was also impacted by interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that had been on non-accrual status. The Company had net interest recoveries (recoveries less reversals) of $72,000 in the fourth quarter of 2013, relative to net interest reversals of $424,000 in the fourth quarter of 2012. For the year, the Company had net interest recoveries of $233,000 in 2013 relative to net interest reversals of $276,000 in 2012.

Sierra Bancorp Financial Results

January 21, 2014

The single largest factor impacting the increase in net income in 2013 was a lower loan loss provision. The Company’s loan loss provision was reduced by $2.100 million, or 58%, in the fourth quarter of 2013 relative to the fourth quarter of 2012, and was down $9.860 million, or 69%, for the comparative annual periods.

Total non-interest income fell by $914,000, or 17%, for the quarter, and $1.063 million, or 6%, for the annual comparison. Non-interest income would have increased if not for the drop in investment gains, which were $1.600 million lower for the quarter and dropped $1.756 million for the year due to gains realized on investment sales in 2012. The largest component of non-interest income, service charges on deposit accounts, declined by $66,000 for the quarter and $654,000 for the year. Excluding the reclassification impact of certain debit card interchange fees, which were included with service charges on deposits in 2012 but are reflected in other non-interest income in 2013, service charge income would have increased in 2013 due to increases in various other deposit fees and charges. Loan sale income did not change materially in 2013 relative to 2012, but net increases in other non-interest income totaled $759,000 for the quarter and $1.405 million for the year. Those increases include the reclassification of the aforementioned debit card interchange fees, which added around $200,000 in the fourth quarter of 2013 and over $900,000 for the year. Also contributing to the increase in other non-interest income were increases in income on bank-owned life insurance associated with deferred compensation plans, totaling $256,000 for the quarter and $431,000 for the year, a higher level of dividends received on restricted stock, and a $397,000 non-recurring gain on a life insurance policy received in the fourth quarter of 2013. Partially offsetting these favorable variances was the impact of 2012 accrual adjustments to tax credit investment pass-through expenses.

Total non-interest expense fell by $1.849 million, or 15%, for the comparative quarters, and by $1.841 million, or 4%, for the year. The largest component, salaries and benefits, increased by $324,000, or 7%, for the quarter and $1.186 million, or 6%, for the year. The increases were due to a higher bonus accrual reflective of the Company’s improved financial performance, regular annual salary adjustments, strategic staff additions, and increases in deferred compensation plan expense accruals totaling $135,000 for the comparative quarters and $263,000 for the year. Occupancy expense experienced a modest decline in 2013, due mainly to lower depreciation expense on furniture and equipment. Other non-interest expenses were reduced by $2.085 million, or 34%, for the quarter and $2.920 million, or 15%, for the year. The primary driver behind those reductions was lower net costs on foreclosed assets, which fell by $2.653 million for the fourth quarter and $3.384 million for the year in 2013. Additional significant fluctuations in other non-interest expense include an increase marketing costs due to expenses associated with our upcoming rebranding project, an increase in data processing expense due mainly to costs associated with new loan origination and processing software, directors deferred compensation plan expense accruals which were up by $179,000 for the quarter and $295,000 for the year, higher lending-related legal expenses, and a year-to-date drop in debit card losses.

Sierra Bancorp Financial Results

January 21, 2014

The Company’s provision for income taxes was 19% of pre-tax income in the fourth quarter and for the year in 2013, but was negative in 2012. The higher tax provisioning rate in 2013 is primarily the result of an increase in taxable income relative to the Company’s available tax credits. Tax credits include those associated with investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during year ended December 31, 2013 include a reduction in total assets of $28 million, or 2%, due to lower loan balances partially offset by increases in other assets. The most significant factor in the $77 million drop in aggregate loan balances was a $97 million decline in balances outstanding on mortgage warehouse lines, and loan growth was also impacted by a $16 million reduction in nonperforming loans. Loans secured by agricultural real estate actually increased by $37 million during the year, agricultural production loans were up $3 million, commercial real estate loans grew $17 million, and real estate loans secured by multi-family properties increased $3 million. Other assets reflect a drop of $13 million, or 12%, for 2013 due primarily to a lower level of foreclosed assets. The reductions in loans and other assets were partially offset by a $45 million increase in investment securities and a $16 million increase in cash and due from banks.

The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 5.62% at December 31, 2013, compared to 8.10% at December 31, 2012. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $15 million in loans classified as restructured troubled debt (TDR’s) that were included with performing loans as of December 31, 2013, relative to $19 million at December 31, 2012.

The Company’s allowance for loan and lease losses was $11.7 million as of December 31, 2013. This represents a decline of $2.2 million, or 16%, relative to year-end 2012, due to a reduction in general reserves consistent with lower loan balances and improvement in asset quality, and lower specific reserves consistent with the reduction in impaired loans. Net loans charged off against the allowance totaled $1.648 million in the fourth quarter of 2013 as compared to $2.532 million in the fourth quarter of 2012, while net charge-offs were $6.547 million during the entire year in 2013 relative to net charge-offs of $17.620 million for the year in 2012. The overall allowance declined slightly as a percentage of total loans, to 1.45% at December 31, 2013 from 1.58% at December 31, 2012. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2013, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

On the liability side of the balance sheet, deposits reflect the same total at December 31, 2013 as at December 31, 2012 despite fairly significant changes in the composition of those deposits. Core non-maturity deposits were up $42 million, or 5%, with non-interest demand deposits growing by $13 million, interest-bearing transaction accounts up by over $1 million, savings deposits climbing by $26 million, and money market deposits increasing by $2 million. Growth in non-maturity deposits was offset by the maturity of a $5 million brokered time deposit and the runoff of $37 million in customer time deposits. Much of the time deposit runoff resulted from the intentional non-renewal of deposits under the management our Treasury Department, due to our abundant liquidity position. There was no change in the balance of junior subordinated debentures (trust preferred securities), but other interest-bearing liabilities were reduced by $37 million, or 86%, during 2013 due to the non-renewal of FHLB borrowings.

Sierra Bancorp Financial Results

January 21, 2014

Total capital increased by $8 million, or 4%, to $182 million at December 31, 2013. Risk-based capital ratios increased, as well, due to a drop in risk-adjusted assets and the addition of net income to capital (net of dividends paid). Due to the rally in the Company’s stock price during 2013, no shares have been repurchased under the stock repurchase plan that was reactivated a year ago.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 37th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 21, 2014

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000's, unaudited)	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Interest Income	$13,188	$13,389	-1.5%	$51,785	$54,902	-5.7%
Interest Expense	743	973	-23.6%	3,221	4,321	-25.5%
Net Interest Income	12,445	12,416	0.2%	48,564	50,581	-4.0%

Provision for Loan & Lease Losses	1,500	3,600	-58.3%	4,350	14,210	-69.4%
Net Int after Provision	10,945	8,816	24.1%	44,214	36,371	21.6%

Service Charges	2,380	2,446	-2.7%	9,022	9,676	-6.8%
Loan Sale & Servicing Income	39	46	-15.2%	136	194	-29.9%
Other Non-Interest Income	2,188	1,429	53.1%	7,899	6,494	21.6%
Gain (Loss) on Investments	-	1,600	-100.0%	6	1,762	-99.7%
Total Non-Interest Income	4,607	5,521	-16.6%	17,063	18,126	-5.9%

Salaries & Benefits	5,203	4,879	6.6%	21,920	20,734	5.7%
Occupancy Expense	1,572	1,660	-5.3%	6,274	6,381	-1.7%
Other Non-Interest Expenses	4,013	6,098	-34.2%	16,621	19,541	-14.9%
Total Non-Interest Expense	10,788	12,637	-14.6%	44,815	46,656	-3.9%

Income Before Taxes	4,764	1,700	180.2%	16,462	7,841	109.9%
Provision for Income Taxes	895	(398)	-324.9%	3,093	(344)	-999.1%
Net Income	$3,869	$2,098	84.4%	$13,369	$8,185	63.3%

TAX DATA
Tax-Exempt Muni Income	$747	$651	14.7%	$2,737	$2,703	1.3%
Tax-Exempt BOLI Income	$529	$285	85.6%	$1,788	$1,420	25.9%
Interest Income - Fully Tax Equiv	$13,573	$13,724	-1.1%	$53,195	$56,294	-5.5%

NET CHARGE-OFFS (RECOVERIES)	$1,648	$2,532	-34.9%	$6,547	$17,620	-62.8%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Basic Earnings per Share	$0.27	$0.15	80.0%	$0.94	$0.58	62.1%
Diluted Earnings per Share	$0.27	$0.15	80.0%	$0.94	$0.58	62.1%
Common Dividends	$0.07	$0.06	16.7%	$0.26	$0.24	8.3%

Wtd. Avg. Shares Outstanding	14,204,092	14,106,560		14,155,927	14,103,805
Wtd. Avg. Diluted Shares	14,383,249	14,145,559		14,290,150	14,120,313

Book Value per Basic Share (EOP)	$12.78	$12.33	3.6%	$12.78	$12.33	3.6%
Tangible Book Value per Share (EOP)	$12.39	$11.93	3.9%	$12.39	$11.93	3.9%

Common Shares Outstanding (EOP)	14,217,199	14,106,959		14,217,199	14,106,959

KEY FINANCIAL RATIOS	3-Month Period Ended:		Year Ended:
(unaudited)	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Return on Average Equity	8.53%	4.78%	7.56%	4.74%
Return on Average Assets	1.10%	0.59%	0.96%	0.59%
Net Interest Margin (Tax-Equiv.)	4.08%	4.02%	4.02%	4.22%
Efficiency Ratio (Tax-Equiv.)	63.58%	74.07%	66.63%	66.81%
Net C/O's to Avg Loans (not annualized)	0.21%	0.30%	0.81%	2.23%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000's, unaudited)	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Average Assets	$1,391,999	$1,413,241	-1.5%	$1,389,853	$1,380,311	0.7%
Average Interest-Earning Assets	$1,248,136	$1,260,749	-1.0%	$1,243,801	$1,230,845	1.1%
Avg Loans & Leases (net of def fees)	$789,452	$830,847	-5.0%	$804,533	$789,333	1.9%
Average Deposits	$1,160,766	$1,155,869	0.4%	$1,158,546	$1,132,491	2.3%
Average Equity	$179,967	$174,605	3.1%	$176,779	$172,699	2.4%

Sierra Bancorp Financial Results

January 21, 2014

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	12/31/2013	12/31/2012	$ Change	% Change
ASSETS
Cash and Due from Banks	$78,006	$61,818	$16,188	26.2%
Securities and Fed Funds Sold	425,044	380,188	44,856	11.8%
Loans Held for Sale	105	210	(105)	-50.0%

Agricultural Production Loans	25,180	22,482	2,698	12.0%
Comm'l & Industrial Loans & Leases	88,357	92,587	(4,230)	-4.6%
Mortgage Warehouse Lines	73,425	170,324	(96,899)	-56.9%
Real Estate Loans	577,839	545,789	32,050	5.9%
SBA Loans	14,905	20,523	(5,618)	-27.4%
Consumer Loans	23,536	28,090	(4,554)	-16.2%
Gross Loans & Leases	803,242	879,795	(76,553)	-8.7%
Deferred Loan Fees	1,522	1,156	366	31.7%
Loans & Leases Net of Deferred Fees	804,764	880,951	(76,187)	-8.6%
Allowance for Loan & Lease Losses	(11,677)	(13,873)	2,196	-15.8%
Net Loans & Leases	793,087	867,078	(73,991)	-8.5%

Bank Premises & Equipment	20,393	21,830	(1,437)	-6.6%
Other Assets	93,614	106,779	(13,165)	-12.3%
Total Assets	$1,410,249	$1,437,903	$(27,654)	-1.9%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$365,997	$352,597	$13,400	3.8%
Int-Bearing Transaction Accounts	282,721	281,426	1,295	0.5%
Savings Deposits	144,162	118,547	25,615	21.6%
Money Market Deposits	73,132	71,222	1,910	2.7%
Customer Time Deposits	298,167	335,242	(37,075)	-11.1%
Wholesale Brokered Deposits	10,000	15,000	(5,000)	-33.3%
Total Deposits	1,174,179	1,174,034	145	0.0%

Junior Subordinated Debentures	30,928	30,928	-	0.0%
Other Interest-Bearing Liabilities	5,974	43,069	(37,095)	-86.1%
Total Deposits & Interest-Bearing Liab.	1,211,081	1,248,031	(36,950)	-3.0%

Other Liabilities	17,494	15,980	1,514	9.5%
Total Capital	181,674	173,892	7,782	4.5%
Total Liabilities & Capital	$1,410,249	$1,437,903	$(27,654)	-1.9%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	12/31/2013	12/31/2012	$ Change	% Change
Non-Accruing Loans	$37,414	$53,094	$(15,680)	-29.5%
Foreclosed Assets	8,185	19,754	(11,569)	-58.6%
Total Nonperforming Assets	$45,599	$72,848	$(27,249)	-37.4%

Performing TDR's (not incl. in NPA's)	$15,239	$18,652	$(3,413)	-18.3%

Non-Perf Loans to Gross Loans	4.66%	6.03%
NPA's to Loans plus Foreclosed Assets	5.62%	8.10%
Allowance for Ln Losses to Loans	1.45%	1.58%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2013	12/31/2012
Shareholders Equity / Total Assets	12.9%	12.1%
Loans / Deposits	68.4%	74.9%
Non-Interest Bearing Dep. / Total Dep.	31.2%	30.0%

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